Exhibit 5.2

Deloitte & Touche LLP 2800 – 1055 Dunsmuir Street 4 Bentall Centre P.O. Box 49279 Vancouver BC V7X 1P4 Canada

Tel: (604) 669-4466
Fax: (604) 685-0395
www.deloitte.ca

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement of Goldcorp Inc. filed on Form F-10 of our report addressed to the Shareholders of Wheaton River Minerals Ltd. dated February 25, 2005 appearing in the Form 40-F of Wheaton River Minerals Ltd. for the year ended December 31, 2004 and to the reference to us under the headings “Experts” and “Documents Filed as Part of the Registration Statement” in the Prospectus, which is a part of the Registration Statement.

/s/ Deloitte & Touche LLP
INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
Vancouver, British Columbia, Canada
April 5, 2005

Member of
Deloitte Touche Tohmatsu